CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (File No. 333-515) (“Registration Statement”) of our reports dated August 9, 2007, relating to the financial statements and financial highlights appearing in the June 30, 2007 Annual Report of Putnam International Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PriceWaterhouseCoopers LLP
Boston, Massachusetts
October 22, 2007